Exhibit 99.1

FS KKR Capital Corp. Announces Fourth Quarter and Full Year 2021 Results and Declares First Quarter 2022 Dividend of $0.63 per share

PHILADELPHIA, PA AND NEW YORK, NY – February 28, 2022 – FS KKR Capital Corp. (NYSE: FSK), today announced its financial and operating results for the quarter and year ended December 31, 2021, and that its board of directors has declared a first quarter 2022 distribution totaling $0.63 per share.

Financial and Operating Highlights for the Quarter Ended December 31, 2021(1)

•	Net investment income of $0.66 per share, compared to $0.71 per share for the quarter ended September 30, 2021

•	Adjusted net investment income(2) of $0.65 per share, compared to $0.64 per share for the quarter ended September 30, 2021

•	Net asset value of $27.17 per share, compared to $27.14 per share as of September 30, 2021

•	Total net realized and unrealized loss of $0.02 per share, compared to a total net realized and unrealized gain of $0.24 per share for the quarter ended September 30, 2021

•	Adjusted net realized and unrealized gain(2) of $0.03 per share, compared to $0.31 per share for the quarter ended September 30, 2021

•	Total purchases of $2.1 billion versus $1.9 billion of sales and repayments, including $1.0 billion of sales to its joint venture Credit Opportunities Partners JV, LLC

•	Net debt to equity ratio(3) as of December 31, 2021 was 107%, compared to 103% as of September 30, 2021

•	Paid cash distributions to stockholders totaling $0.62 per share(4)

Financial and Operating Highlights for the Year Ended December 31, 2021(1)

•	Net investment income of $2.76 per share, compared to $2.66 per share for the year ended December 31, 2020

•	Total net realized and unrealized gain of $4.40 per share, compared to a total net realized and unrealized loss of $5.92 per share for the year ended December 31, 2020

•	Paid cash distributions to stockholders totaling $2.47 per share(4)

“We were pleased to conclude 2021 with another strong quarter of financial results,” said Michael C. Forman, Chief Executive Officer and Chairman of FSK. “During the fourth quarter, we originated over $2 billion of new investments and made meaningful progress on our net investment income growth opportunities. For the full year, our Net Asset Value increased 8.6% and FSK paid $2.47 per share in dividends, equating to a 9.2% yield on our average Net Asset Value. We also continued to strengthen our capital structure by issuing $1.65 billion of unsecured notes during 2021 and an additional $500 million of unsecured notes in early January of this year. Looking forward to 2022, we believe we are well-positioned to continue delivering strong financial and operating results.”

Declaration of Distribution for First Quarter 2022

FSK’s board of directors has declared a cash distribution for the first quarter of $0.63 per share, which will be paid on or about April 4, 2022 to stockholders of record as of the close of business on March 16, 2022.

Portfolio Highlights as of December 31, 2021

•	Total fair value of investments was $16.1 billion of which 71% was invested in senior secured securities.

•

Weighted average annual yield on accruing debt investments(5) was 9.2%, compared to 9.1% as of September 30, 2021. Excluding the impact of the merger accounting, weighted average annual yield on accruing debt investments was 8.4%, compared to 8.1% as of September 30, 2021.

•

Weighted average annual yield on all debt investments(5) was 8.7%, compared to 8.5% as of September 30, 2021. Excluding the impact of merger accounting, weighted average annual yield on all debt investments was 7.9%, compared to 7.5% as of September 30, 2021.

•	Exposure to the top ten largest portfolio companies by fair value was 19% as of December 31, 2021, compared to 20% as of September 30, 2021.

•

As of December 31, 2021, investments on non-accrual status represented 1.9% and 3.9% of the total investment portfolio at fair value and amortized cost, respectively, compared to 3.7% and 5.1% as of September 30, 2021.

Portfolio Data	As of December 31, 2021	As of September 30, 2021
Total fair value of investments	$16,101	$15,824
Asset Class (based on fair value)
Senior Secured Loans — First Lien	60.7%	61.2%
Senior Secured Loans — Second Lien	9.7%	10.6%
Other Senior Secured Debt	0.7%	0.9%
Subordinated Debt	0.7%	0.6%
Asset Based Finance	13.9%	12.6%
Credit Opportunities Partners JV, LLC	8.7%	8.8%
Equity/Other	5.6%	5.3%
Interest Rate Type (based on fair value)
% Variable Rate Debt Investments	69.7%	69.2%
% Fixed Rate Debt Investments	10.2%	9.3%
% Other Income Producing Investments	13.1%	13.4%
% Non-Income Producing Investments(7)	5.1%	4.4%
% of Investments on Non-Accrual(6)	1.9%	3.7%

Leverage and Liquidity as of December 31, 2021

•

Net debt to equity ratio(3) of 107%, based on $9.2 billion in total debt outstanding, $377 million of cash and foreign currency and $565 million of net receivable for investments sold and repaid and stockholders’ equity of $7.7 billion. FSK’s weighted average effective interest rate (including the effect of non-usage fees) was 3.04%.

•	Cash and foreign currency of $377 million and availability under its financing arrangements of $1,609 million, subject to borrowing base and other limitations.

•	As of December 31, 2021, 51% of the Company’s approximately $9,179 million of total debt outstanding was in unsecured debt and 49% in secured debt.

Conference Call Information

FSK will host a conference call at 9:00 a.m. (Eastern Time) on Tuesday, March 1, 2022, to discuss its fourth quarter and full year ended 2021 financial and operating results. All interested parties are welcome to participate. Interested parties can access the conference call by dialing (833) 818-6808 and using the conference ID 6349774 approximately 10 minutes prior to the call. The conference call also will be webcast, which can be accessed from the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events.

A replay of the call will be available shortly after the end of the call for a period of 30 days following the call by visiting the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events or by dialing (855) 859-2056 and using conference ID 6349774.

Supplemental Information

An investor presentation containing financial and operating information will be made available prior to the call in the Investor Relations section of FSK’s website at www.fskkradvisor.com under Earnings presentations.

About FS KKR Capital Corp.

FSK is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to FSK.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Leawood, KS. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements and Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or future performance or operations of FSK. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, geo-political risks, risks associated with possible disruption in FSK’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19, future changes in laws or regulations and conditions in FSK’s operating area and the price at which shares of FSK’s common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings FSK makes with the SEC. FSK undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The press release above contains summaries of certain financial and statistical information about FSK. The information contained in this press release is summary information that is intended to be considered in the context of FSK’s SEC filings and other public announcements that FSK may make, by press release or otherwise, from time to time. FSK undertakes no duty or obligation to update or revise the information contained in this press release. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSK, or information about the market, as indicative of FSK’s future results.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSK’s annual report on Form 10-K for the year ended December 31, 2021, which FSK filed with the U.S. Securities and Exchange Commission (the SEC) on February 28, 2022, as well as FSK’s other reports filed with the SEC. A copy of FSK’s annual report on Form 10-K for the year ended December 31, 2021 and FSK’s other reports filed with the SEC can be found on FSK’s website at www.fskkradvisor.com and the SEC’s website at www.sec.gov.

Certain Information About Distributions

The determination of the tax attributes of FSK’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. FSK intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The timing and amount of any future distributions on FSK’s shares of common stock are subject to applicable legal restrictions and the sole discretion of its board of directors. There can be no assurance as to the amount or timing of any such future distributions.

FSK may fund its cash distributions to stockholders from any sources of funds legally available to it, including net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies, proceeds from the sale of shares of FSK’s common stock and borrowings. FSK has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSK will be able to pay distributions at a specific rate or at all.

Contact Information:

Investor Relations Contact

Robert Paun

Robert.Paun@fsinvestments.com

FS Investments Media Team

Melanie Hemmert

Melanie.Hemmert@fsinvestments.com

Consolidated Statements of Operations

(in millions, except share and per share amounts)

	Year Ended December 31,
	2021	2020	2019
Investment income
From non-controlled/unaffiliated investments:
Interest income	$641	$427	$571
Paid-in-kind interest income	52	43	40
Fee income	88	33	42
Dividend income	30	16	10
From non-controlled/affiliated investments:
Interest income	21	10	28
Paid-in-kind interest income	19	19	16
Fee income	2	—	—
Dividend income	0	—	—
From controlled/affiliated investments:
Interest income	25	7	11
Paid-in-kind interest income	36	4	4
Fee income	1	—	—
Dividend income	166	80	57

Total investment income	1,081	639	779

Operating expenses
Management fees	173	106	115
Subordinated income incentive fees	77	—	57
Administrative services expenses	12	7	9
Accounting and administrative fees	3	2	2
Interest expense	231	170	170
Other general and administrative expenses	19	13	9

Total operating expenses	515	298	362
Incentive fee waiver	(30)	—	—

Net expenses	485	298	362

Net investment income before taxes	596	341	417
Excise taxes	12	10	7

Net investment income	584	331	410

Realized and unrealized gain/loss
Net realized gain (loss) on investments:
Non-controlled/unaffiliated investments	28	(323)	(114)
Non-controlled/affiliated investments	192	(132)	32
Controlled/affiliated investments	(49)	(35)	1
Net realized gain (loss) on swap contracts	—	—	(11)
Net realized gain (loss) on foreign currency forward contracts	0	0	12
Net realized gain (loss) on foreign currency	(7)	(6)	2
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/unaffiliated investments	478	17	(105)
Non-controlled/affiliated investments	94	(126)	55
Controlled/affiliated investments	156	(112)	(33)

	Year Ended December 31,
	2021	2020	2019
Net change in unrealized appreciation (depreciation) on swap contracts	$—	$—	$16
Net change in unrealized appreciation (depreciation) on foreign currency forward contracts	12	(3)	(2)
Net change in unrealized gain (loss) on foreign currency	30	(16)	(17)

Total net realized and unrealized gain (loss)	934	(736)	(164)
Realized loss on extinguishment of debt	(3)	—	—

Net increase (decrease) in net assets resulting from operations	$1,515	$(405)	$246

Per share information—basic and diluted
Net increase (decrease) in net assets resulting from operations (Earnings per Share)	$7.16	$(3.26)	$1.90

Weighted average shares outstanding	211,670,361	124,290,607	129,736,685

Consolidated Balance Sheets

(in millions, except share and per share amounts)

	December 31,
	2021	2020
Assets
Investments, at fair value
Non-controlled/unaffiliated investments (amortized cost—$12,419 and $5,314, respectively)	$12,558	$4,986
Non-controlled/affiliated investments (amortized cost—$860 and $629, respectively)	859	534
Controlled/affiliated investments (amortized cost—$2,778 and $1,510, respectively)	2,684	1,260

Total investments, at fair value (amortized cost—$16,057 and $7,453, respectively)	16,101	6,780
Cash	258	182
Foreign currency, at fair value (cost—$119 and $8, respectively)	119	9
Receivable for investments sold and repaid	567	173
Income receivable	153	72
Unrealized appreciation on foreign currency forward contracts	9	1
Deferred financing costs	16	15
Deferred merger costs	—	1
Prepaid expenses and other assets	5	4

Total assets	$17,228	$7,237

Liabilities
Payable for investments purchased	$2	$—
Debt (net of deferred financing costs of $38 and $23, respectively)	9,142	3,997
Unrealized depreciation on foreign currency forward contracts	1	3
Stockholder distributions payable	176	74
Management and investment adviser fees payable	60	25
Subordinated income incentive fees payable	19	—
Administrative services expense payable	5	2
Interest payable	70	25
Other accrued expenses and liabilities	23	15

Total liabilities	9,498	4,141

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 750,000,000 shares authorized, 284,543,091 and 123,755,965 shares issued and outstanding, respectively	0	0
Capital in excess of par value	9,485	3,866
Retained earnings (accumulated deficit)	(1,755)	(770)

Total stockholders’ equity	7,730	3,096

Total liabilities and stockholders’ equity	$17,228	$7,237

Net asset value per share of common stock at year end	$27.17	$25.02

Non-GAAP Financial Measures

This press release contains certain financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). FSK uses these non-GAAP financial measures internally in analyzing financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing FSK’s financial results with other BDCs.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with FSK’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures has been provided in this press release, and investors are encouraged to review the reconciliation.

Reconciliation of Non-GAAP Financial Measures(1)

	Three Months Ended
	December 31, 2021	September 30, 2021
GAAP net investment income per share	$0.66	$0.71
Accretion resulting from merger accounting	$(0.05)	$(0.07)
Excise Taxes	$0.04	$0.00
Adjusted net investment income per share(2)	$0.65	$0.64
GAAP Net realized and unrealized gain (loss) per share	$(0.02)	$0.24
Unrealized appreciation from merger accounting	$0.05	$0.07
Adjusted net realized and unrealized gain	$0.03	$0.31

1)	Per share data was derived by using the weighted average shares of FSK’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.
2)

Adjusted net investment income is a non-GAAP financial measure. Adjusted net investment income is presented for all periods as GAAP net investment income excluding (i) the accrual for the capital gains incentive fee for realized and unrealized gains; (ii) excise taxes (iii) the impact of accretion resulting from merger accounting; and (iv) certain non-recurring operating expenses that are one-time in nature and are not representative of ongoing operating expenses incurred during FSK’s normal course of business (referred to herein as one-time expenses). FSK uses this non-GAAP financial measure internally in analyzing financial results and believes that the use of this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing its financial results with other business development companies. Adjusted net realized and unrealized gain is a non-GAAP financial measure. Adjusted net realized and unrealized gain is presented for all periods as GAAP realized and unrealized gains to exclude the impact of the merger accounting. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. A reconciliation of GAAP net investment income to adjusted net investment income and GAAP net realized and unrealized gain to adjusted net realized and unrealized gain can be found above.

3)	Net debt to equity ratio is debt outstanding, net of cash and foreign currency and net payable/receivable for investments purchased/sold and repaid, divided by net assets.
4)	The per share data for distributions reflects the amount of distributions paid per share of our common stock to stockholders of record during each applicable period.
5)

See FSK’s annual report on Form 10-K for the year ended December 31, 2021 for important information, including information related to the calculation and definition of weighted average annual yield on accruing debt investments, weighted average annual yield on all debt investments, variable rate debt investments, fixed rate debt investments, other income producing investments and non-income producing investments.

6)	Interest income is recorded on an accrual basis. See FSK’s annual report on Form 10-K for the year ended December 31, 2021 for a description of FSK’s revenue recognition policy.
7)	Does not include investments on non-accrual status.